Exhibit (a)(2)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES
The Board of Directors and Stockholder
Farm Bureau Life Insurance Company
We have audited the consolidated balance sheets of Farm Bureau Life Insurance Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2009, and have issued our report thereon dated April 22, 2010 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24(a)(2) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.
In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. As discussed in Note 1 to the consolidated financial statements, in response to new accounting standards, effective January 1, 2009, the Company changed its method of accounting for other-than-temporary impairments, and on April 1, 2007, the Company changed its method of accounting for the treatment of cash flow hedges on certain fixed annuity contracts.
/s/ Ernst & Young LLP
Des Moines, Iowa
April 22, 2010

Schedule I — Summary of Investments — Other
Than Investments in Related Parties
FARM BUREAU LIFE INSURANCE COMPANY
December 31, 2009

Column A	Column B	Column C	Column D
			Amount at which
			shown in the balance
Type of Investment	Cost (1)	Value	sheet
	(Dollars in thousands)
Fixed maturity securities, available for sale:
Bonds:
Corporate securities	$2,132,698	$2,138,789	$2,138,789
Mortgage and asset-backed securities	1,223,139	1,124,517	1,124,517
United States Government and agencies	54,303	58,353	58,353
State, municipal and other governments	831,822	786,359	786,359
Redeemable preferred stock	5,000	4,694	4,694

Total	4,246,962	$4,112,712	4,112,712

Equity securities, available for sale:
Common stocks:
Banks, trusts and insurance companies	9,005	$8,992	8,992
Industrial, miscellaneous and all other	867	868	868
Nonredeemable preferred stock	33,149	31,859	31,859

Total	43,021	$41,719	41,719

Mortgage loans on real estate	559,664		559,945
Derivative instruments	297	$538	538
Real estate	2,559		2,559
Real estate acquired in satisfaction of debt (2)	6,690		6,723
Policy loans	167,603		167,603
Other long-term investments	1,882		1,882
Short-term investments	93,789		93,789

Total investments	$5,122,467		$4,987,470

(1)	On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities, derivative instruments, real estate and other long-term investments; and unpaid principal balance for mortgage loans on real estate and policy loans.

(2)	Amount shown on balance sheet differs from cost due to allowance for possible losses deducted from cost.

Schedule III — Supplementary Insurance Information
FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
		Future policy
	Deferred policy	benefits, losses,		Other
	acquisition	claims and loss	Unearned	policyholder
	costs	expenses	revenues	funds
	(Dollars in thousands)
December 31, 2009:
Traditional Annuity-Exclusive Distribution	$91,557	$2,159,671	$—	$368,747
Traditional and Universal Life Insurance	237,630	1,900,317	9,672	153,086
Variable	135,618	220,129	15,543	10,258
Corporate and Other	—	61,618	—	87
Impact of unrealized gains/losses	24,513	—	1,454	—

Total	$489,318	$4,341,735	$26,669	$532,178

December 31, 2008:
Traditional Annuity-Exclusive Distribution	$90,556	$1,969,597	$—	$382,874
Traditional and Universal Life Insurance	226,492	1,868,662	9,395	146,272
Variable	134,218	213,400	16,023	9,466
Corporate and Other	—	64,265	—	70
Impact of unrealized gains/losses	154,639	—	6,863	—

Total	$605,905	$4,115,924	$32,281	$538,682

December 31, 2007:
Traditional Annuity-Exclusive Distribution	$81,567	$1,824,823	$—	$392,256
Traditional and Universal Life Insurance	210,977	1,809,022	9,419	143,609
Variable	137,523	191,280	16,668	7,032
Corporate and Other	—	68,360	—	—
Impact of unrealized gains/losses	4,488	—	113	—

Total	$434,555	$3,893,485	$26,200	$542,897

Schedule III — Supplementary Insurance Information (Continued)
FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J
			Benefits,	Amortization of
			claims, losses	deferred policy	Other
	Premium	Net investment	and settlement	acquisition	operating
	revenue	income	expenses	costs	expenses
		(Dollars in thousands)
December 31, 2009:
Traditional Annuity-Exclusive Distribution	$817	$153,641	$94,812	$10,985	$9,742
Traditional and Universal Life Insurance	194,731	128,606	171,457	22,355	40,011
Variable	43,332	14,807	22,353	4,862	20,491
Corporate and Other	—	6,700	—	—	1,891
Change in net unrealized gains/losses on derivatives	—	—	(16)	1,110	—
Impact of realized gains/losses	(81)	—	(7)	29	13

Total	$238,799	$303,754	$288,599	$39,341	$72,148

December 31, 2008:
Traditional Annuity-Exclusive Distribution	$993	$144,015	$93,791	$11,988	$10,474
Traditional and Universal Life Insurance	184,861	129,049	190,987	17,020	41,162
Variable	44,283	13,459	24,145	13,496	22,045
Corporate and Other	—	6,609	—	—	2,118
Change in net unrealized gains/losses on derivatives	—	—	775	(454)	—
Impact of realized gains/losses	(158)	—	(36)	(8,308)	(821)

Total	$229,979	$293,132	$309,662	$33,742	$74,978

December 31, 2007:
Traditional Annuity-Exclusive Distribution	$1,111	$144,922	$97,181	$9,974	$10,705
Traditional and Universal Life Insurance	178,412	128,699	176,900	18,461	42,712
Variable	42,922	12,889	17,867	7,168	20,605
Corporate and Other	—	6,159	—	—	2,377
Change in net unrealized gains/losses on derivatives	—	—	(165)	(1,484)	—
Impact of realized gains/losses	(16)	—	(1)	69	(12)

Total	$222,429	$292,669	$291,782	$34,188	$76,387

Schedule IV — Reinsurance
FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
			Assumed		Percent of
		Ceded to other	from other		amount
	Gross amount	companies	companies	Net amount	assumed to net
			(Dollars in thousands)
Year ended December 31, 2009:
Life insurance in force, at end of year	$45,482,216	$9,271,939	$149,151	$36,359,428	0.4%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$86,626	$1,292	$183	$85,517	0.2%
Traditional life insurance premiums	172,003	18,721	—	153,282	—
Accident and health premiums	10,531	10,138	—	393	—

	$269,160	$30,151	$183	$239,192	0.1

Year ended December 31, 2008:
Life insurance in force, at end of year	$42,961,144	$8,925,477	$161,194	$34,196,861	0.5%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$85,056	$1,057	$188	$84,187	0.2%
Traditional life insurance premiums	164,658	18,866	—	145,792	—
Accident and health premiums	11,155	10,777	—	378	—

	$260,869	$30,700	$188	$230,357	0.1

Year ended December 31, 2007:
Life insurance in force, at end of year	$40,530,132	$8,263,053	$154,028	$32,421,107	0.5%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$82,201	$861	$172	$81,512	0.2%
Traditional life insurance premiums	158,510	17,593	—	140,917	—
Accident and health premiums	11,715	11,361	—	354	—

	$252,426	$29,815	$172	$222,783	0.1

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